UNAUDITED PRO FORMA FINANCIAL INFORMATION
The following unaudited pro forma combined financial information of Sunoco reflects the pro forma impacts of multiple transactions, each of which is described in the following sections. The NuStar Merger and West Texas Asset Sale (both of which terms are defined below) were completed in the second quarter of 2024.
NuStar Merger. On May 3, 2024, Sunoco completed the previously announced acquisition of NuStar (“NuStar Merger”). Under the terms of the agreement, NuStar common unitholders received 0.400 Sunoco common units for each NuStar common unit. In connection with the acquisition, we issued approximately 51.5 million common units, which had a fair value of approximately $2.85 billion, assumed debt totaling approximately $3.5 billion including approximately $56 million of lease related financing obligations and assumed preferred units with a fair value of approximately $800 million. The assets acquired in the NuStar Merger included approximately 9,500 miles of pipeline and 63 terminal and storage facilities that store and distribute crude oil, refined products, renewable fuels, ammonia and specialty liquids.
West Texas Asset Sale. On April 16, 2024, Sunoco completed the previously announced sale of 204 convenience stores located in West Texas, New Mexico, and Oklahoma to 7-Eleven, Inc. (“West Texas Asset Sale”) for approximately $1.0 billion, including customary adjustments for fuel and merchandise inventory. As part of the sale, Sunoco also amended its existing take-or-pay fuel supply agreement with 7-Eleven, Inc. to incorporate additional fuel gross profit. Upon the completion of the sale, the Partnership recorded a $598 million gain ($461 million, net of current tax expense of $199 million and deferred tax benefit of $62 million).
The unaudited pro forma combined financial information does not reflect the pro forma impacts of Sunoco’s recently completed acquisition of liquid fuel terminals in Amsterdam, Netherlands and Bantry Bay, Ireland, because such pro forma impacts are not significant to Sunoco’s historical financial statements or to the pro forma combined financial statements included herein.
The unaudited pro forma condensed combined statements of income assume that the NuStar Merger and West Texas Asset Sale were consummated on January 1, 2023. The unaudited pro forma condensed combined statements of income should be read in conjunction with (i) Sunoco’s Annual Report on Form 10-K for the year ended December 31, 2023, (ii) Sunoco LP’s revised description of the business, financial statements as of December 31, 2023 and 2022, and for the years ended December 31, 2023, 2022 and 2021, and Management's Discussion and Analysis of Financial Condition and Results of Operations included in Exhibit 99.2 to its Form 8-K filed October 15, 2024, (iii) NuStar’s Annual Report on Form 10-K for the year ended December 31, 2023, (iv) NuStar’s Quarterly Report on Form 10-Q for the period ended March 31, 2024 and (v) Sunoco’s Quarterly Report on Form 10-Q for the period ended June 30, 2024.
The unaudited pro forma combined financial statements have been prepared in accordance with Article 11 of Regulation S-X, as amended by Release No. 33-10786. The pro forma adjustments included herein include those adjustments that reflect the accounting for the respective transactions in accordance with U.S. GAAP (“transaction accounting adjustments”). Adjustments to reflect synergies and/or dis-synergies related to the respective transactions (“management adjustments”), which are elective pro forma adjustments under Release No. 33-10786, have not been reflected herein.
The unaudited pro forma combined financial statements are for illustrative purposes only and are not necessarily indicative of the financial results that would have occurred if the NuStar Merger and/or West Texas Asset Sale had been consummated on the dates indicated, nor are they necessarily indicative of the financial position or results of operations in the future. The pro forma adjustments, as described in the accompanying notes, are based upon available information and certain assumptions that are believed to be reasonable as of the date of this document. The unaudited pro forma combined financial information includes certain non-recurring transaction-related adjustments, as discussed in the accompanying notes.
The unaudited pro forma adjustments are based on available information and certain assumptions that management believes are reasonable under the circumstances. The unaudited pro forma combined financial information is presented for informational purposes only, and is not intended to be a projection of future results. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma combined financial information.

SUNOCO LP
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Year Ended December 31, 2023
(in millions, except units and per unit data)

	Sunoco Historical	NuStar Historical	NuStar Transaction Accounting Adjustments		Sunoco Pro Forma for NuStar Merger	West Texas Transaction Accounting Adjustments		Sunoco Pro Forma for NuStar Merger and West Texas Sale
REVENUES	$23,068	$1,634	$(5)	a	$24,697	$(710)	f	$23,987
COSTS AND EXPENSES:
Cost of sales	21,703	408	(5)	a	22,106	(642)	f	21,464
General and administrative	126	130	83	b	339	—		339
Other operating	424	372	—		796	(32)	f	764
Gain on disposal of assets	(7)	(41)	—		(48)	—		(48)
Depreciation, amortization and accretion	187	255	128	c	570	(16)	f	554
Total costs and expenses	22,433	1,124	206		23,763	(690)		23,073
OPERATING INCOME	635	510	(211)		934	(20)		914
OTHER INCOME (EXPENSE):
Interest expense, net	(217)	(241)	26	c	(432)	—		(432)
Equity in earnings of unconsolidated affiliates	5	—	—		5	—		5
Other, net	7	10	—		17	598	g	615
INCOME BEFORE INCOME TAX EXPENSE	430	279	(185)		524	578		1,102
Income tax expense	36	5	—		41	137	g	178
NET INCOME AND COMPREHENSIVE INCOME	394	274	(185)		483	441		924
Less: Incentive distribution rights	77	—	48	d	125	—		125
Less: Distributions on unvested unit awards	6	—	—		6	—		6
NET INCOME ATTRIBUTABLE TO COMMON UNITHOLDERS	$311	$274	$(233)		$352	$441		$793

NET INCOME PER COMMON UNIT:
Basic	$3.70				$2.60			$5.85
Diluted	$3.65				$2.58			$5.80

WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Common units - basic	84,081,083		51,543,100		135,624,183			135,624,183
Dilutive effect of unvested awards	1,012,414		—		1,012,414			1,012,414
Common units - diluted	85,093,497		51,543,100		136,636,597			136,636,597

SUNOCO LP
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Six Months Ended June 30, 2024
(in millions, except units and per unit data)

	Sunoco Historical	NuStar Historical (1)	NuStar Merger Transaction Accounting Adjustments		Sunoco Pro Forma for NuStar Merger	West Texas Asset Sale Transaction Accounting Adjustments		Sunoco Pro Forma for NuStar Merger and West Texas Asset Sale
REVENUES	$11,673	$523	$(1)	a	$12,195	$(151)	f	$12,044
COSTS AND EXPENSES:
Cost of sales	10,624	126	(1)	a	10,749	(134)	f	10,615
General and administrative	170	150	(83)	b	237	—		237
Other operating	257	116	—		373	(8)	f	365
Gain on disposal of assets	54	—	—		54	—		54
Depreciation, amortization and accretion	121	86	43	c	250	(2)	f	248
Total cost and expenses	11,226	478	(41)		11,663	(144)		11,519
OPERATING INCOME	447	45	40		532	(7)		525
OTHER INCOME (EXPENSE):
Interest expense, net	(158)	(83)	9	c	(232)	—		(232)
Equity in earnings of unconsolidated affiliates	4	—	—		4	—		4
Other, net	594	1	—		595	(598)	g	(3)
INCOME BEFORE INCOME TAX EXPENSE	887	(37)	49		899	(605)		294
Income tax expense	156	1	—		157	(137)	g	20
NET INCOME AND COMPREHENSIVE INCOME	731	(38)	49		742	(468)		274
Less: Incentive distribution rights	72	—	12	d	84	—		84
Less: Distributions on unvested unit awards	3	—	—		3	—		3
NET INCOME ATTRIBUTABLE TO COMMON UNITHOLDERS	$656	$(38)	$37		$655	$(468)		$187

NET INCOME PER COMMON UNIT:
Basic	$6.50				$4.84			$1.38
Diluted	$6.45				$4.82			$1.37

WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Common units - basic	100,848,078		34,362,067	e	135,210,145			135,210,145
Dilutive effect of unvested awards	808,998		—		808,998			808,998
Common units - diluted	101,657,076		34,362,067		136,019,143			136,019,143
(1) NuStar Historical represents amounts from January 1, 2024 to April 30, 2024, the four month period prior to the NuStar Merger. The following reconciles amounts previously reported by NuStar for the three months ended March 31, 2024 to amounts reported above as NuStar Historical:

	NuStar Quarter Ended March 31, 2024	NuStar Month Ended April 30, 2024	NuStar Historical
REVENUES	$391	$132	$523
COSTS AND EXPENSES:
Cost of sales	94	32	126
General and administrative	42	108	150
Other operating	86	30	116
Gain on disposal of assets	—	—	—
Depreciation, amortization and accretion	65	21	86
Total cost and expenses	287	191	478
OPERATING INCOME	104	(59)	45
OTHER INCOME (EXPENSE):
Interest expense, net	(62)	(21)	(83)
Equity in earnings of unconsolidated affiliates	—	—	—
Other, net	2	(1)	1
INCOME BEFORE INCOME TAX EXPENSE	44	(81)	(37)
Income tax expense	1	—	1
NET INCOME AND COMPREHENSIVE INCOME	$43	$(81)	$(38)

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
1.BASIS OF PRESENTATION
The unaudited pro forma combined financial statements give effect to the NuStar Merger and the West Texas Asset Sale. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2023 and for the six months ended June 30, 2024 give effect to the transactions as if both transactions had occurred on January 1, 2023.
These unaudited pro forma combined financial statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions described below. The unaudited pro forma combined financial statements are not necessarily indicative of what the actual results of operations or financial position of Sunoco would have been if the transactions had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial position of Sunoco for any future periods or as of any date. The unaudited pro forma combined financial statements do not give effect to any cost savings, operating synergies, and revenue enhancements expected to result from the transactions or the costs to achieve these cost savings, operating synergies, and revenue enhancements.
The unaudited pro forma combined financial statements include material estimates and assumptions related to purchase price accounting for the NuStar Merger and are discussed further below.
The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Sunoco and NuStar. The pro forma condensed combined statement of income includes transaction adjustments for certain non-recurring items, including the estimated transaction-related expenses included in note 2.a. below.
2.     NUSTAR MERGER TRANSACTION ACCOUNTING ADJUSTMENTS
a.Represents the elimination of intercompany activity between Sunoco and NuStar.
b.Represents non-recurring transaction-related expenses, including (i) legal, advisory and other professional fees, (ii) bridge financing fees, and (iii) cash compensation expenses related to the vesting and payment of NuStar’s Time-Vesting Cash Awards and Performance Cash Awards.
c.To record incremental depreciation and amortization expense related to estimated fair values recorded in purchase accounting, based on the estimated fair values recorded in purchase accounting, as summarized in Sunoco’s Form 10-Q for the period ended June 30,2024.
d.To record additional incentive distributions assumed to be paid to Energy Transfer LP (as holder of Sunoco’s incentive distribution rights) based on the total of 51.5 million Sunoco common units issued as consideration and the actual distributions declared by Sunoco in 2023.
e.Represents weighted average of the 51.5 million Sunoco common units issued as consideration.
3.     WEST TEXAS ASSET SALE TRANSACTION ACCOUNTING ADJUSTMENTS
f.To eliminate activity related to Sunoco’s West Texas business.
g.To record Sunoco’s non-recurring gain on the sale of the West Texas assets of $598 million ($461 million, net of current tax expense of $199 million and deferred tax benefit of $62 million).